Exhibit 99.1

Investor Relations Contact:

Marc Tanenberg, CFO

APAC Customer Services, Inc.

847-282-6904

mttanenberg@apacmail.com

FOR RELEASE October 27, 2004 At Market Close

APAC Customer Services, Inc. Announces Third Quarter 2004 Results

Deerfield, Ill., October 27, 2004 — APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, today reported financial results for its third quarter ended September 26, 2004. The Company reported a net loss of $2.3 million, or $.05 per share, on revenue of $64.6 million compared to net income of $.3 million, or $.01 per share, on revenue of $79.7 million in the same period a year ago.

Revenue decreased 19% from the prior year primarily due to a decision by Comcast to bring certain programs in house and a cutback in marketing efforts by several telecommunication clients.  Revenue decreased 5% from the second quarter principally due to lower pricing on certain client programs and reduced marketing services.

Gross margin of 10.2% for the quarter declined from 14.0% in the second quarter primarily due to the impact of lower pricing, higher labor costs, and expenses associated with operational improvement initiatives.  Gross margin decreased by 7.8 percentage points from the third quarter of 2003 due to these same factors and higher overhead costs as a percent of revenue.

Selling, general and administrative expenses declined $2.2 million and remained virtually unchanged as a percent of revenue in comparison to prior year.

As of September 26, 2004, the Company reported cash and cash equivalents of $10.6 million, a slight increase during the quarter as strong cash collections more than offset the cash operating requirements.

Robert J. Keller, APAC Customer Services’ CEO commented, “We made progress this past quarter in winning customer care applications with both new and existing clients. We continued to upgrade our capabilities by investing in our people, processes and technology.

“We expect to grow our top line sequentially and reduce our losses in the fourth quarter as we begin to ramp up new business and start to realize efficiencies from our operational initiatives. Our goal is to build momentum during this quarter to position us for growth and profitability in 2005. While further anticipated investments to transform our Company will reduce the rate of our margin improvement in the near term, we believe these steps will lead us to industry leading revenue growth and better margins later next year.”

Senior management of the Company will hold a conference call to discuss financial results at 10:00 a.m. CDT Thursday, October 28th.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CDT on Thursday, November 4, 2004 by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 902571.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer interaction solutions for market leaders in communications, financial services, insurance, healthcare, logistics, publishing, and travel and hospitality.  APAC partners with its clients to deliver custom solutions that enhance bottom line performance.  Founded in 1973 and headquartered in Deerfield, Illinois, the company employs approximately 10,000 people and maintains 24 customer interaction centers.  For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

Certain statements, including discussions of the Company’s expectations for 2004 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements.  Refer to the Company’s Annual Report on Form 10-K for the year ended December 28, 2003 and the Company’s Second Quarter Report on Form 10-Q for the period ended June 27, 2004 for a description of such factors.  This filing is available on a web site maintained by the SEC at http://www.sec.gov/.

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APAC Customer Services, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except for per share data)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	September 26, 2004	September 28, 2003	Increase (Decrease) %	September 26 2004	September 28, 2003	Increase (Decrease) %

Net revenue	$64,626	$79,658	-19%	$204,036	$247,939	-18%
Cost of services	58,060	65,338	-11%	176,686	201,411	-12%
Gross profit	6,566	14,320	-54%	27,350	46,528	-41%

Operating expenses:
Selling, general and administrative
expenses	9,967	12,124	-18%	30,468	38,039	-20%
Restructuring and other charges	159	1,800	-91%	2,009	1,800	12%
Asset impairment charge	—	108	-100%	2,234	108	—
Total operating expenses	10,126	14,032	-28%	34,711	39,947	-13%

Operating Income (loss)	(3,560)	288	—	(7,361)	6,581	—

Interest (income) expense, net	115	226	-49%	212	885	-76%

Income (loss) before income taxes	(3,675)	62	—	(7,573)	5,696	—

Provision (benefit) for income taxes	(1,397)	(228)	—	(2,878)	1,912	—
Net income (loss)	$(2,278)	$290	—	$(4,695)	$3,784	—

Income (loss) per share:

Basic	$(0.05)	$0.01		$(0.10)	$0.08
Diluted	$(0.05)	$0.01		$(0.10)	$0.08

Weighted average shares outstanding:

Basic	49,455	49,442		49,452	49,434
Diluted	49,455	49,475		49,452	49,465

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands)

	September 26, 2004	December 28, 2003
Assets
Current Assets:
Cash and cash equivalents	$10,621	$11,428
Accounts receivable, net	38,201	46,896
Other current assets	8,217	9,218
Total current assets	57,039	67,542

Property and Equipment, net	22,010	24,147

Goodwill and Intangibles, net and Other Assets	40,892	42,904

Total Assets	$119,941	$134,593

Liabilities and Shareholders’ Equity

Current Liabilities:
Current maturities of long-term debt	$413	$389
Accounts payable and other current liabilities	42,063	51,472
Total current liabilities	42,476	51,861

Long-term Debt, less current maturities	—	313

Other Liabilities	1,462	1,689

Total Shareholders’ Equity	76,003	80,730

Total Liabilities and Shareholders’ Equity	$119,941	$134,593

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Thirty-Nine Weeks Ended
	September 26, 2004	September 28, 2003

Operating activities:
Net income (loss)	$(4,695)	$3,784
Depreciation and amortization	8,127	9,153
Non-cash restructuring	279	—
Asset impairment charges	2,200	108
Deferred income taxes	758	130
Change in operating assets and liabilities	(565)	3,517
Net cash provided (used) by operating activities	6,104	16,692

Investing activities:
Purchases of property and equipment, net	(6,646)	(5,571)
Net cash used by investing activities	(6,646)	(5,571)

Financing activities:
Payments on long-term debt	(289)	(488)
Repayments under revolving credit facility	—	(15,500)
Stock and warrant transactions	24	46
Net cash used by financing activities	(265)	(15,942)

Net change in cash and cash equivalents:	(807)	(4,821)

Beginning cash balance	11,428	14,530

Ending cash balance	$10,621	$9,709